Exhibit 5.1

[Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. Letterhead]

November 10, 2014

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035-7418

Re:	IXYS Amended and Restated 1999 Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to IXYS Corporation, a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of an additional 350,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the IXYS Corporation Amended and Restated 1999 Employee Stock Purchase Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares, including records of proceedings of the Company’s Board of Directors and stockholders pertaining to the Plan.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Company’s Board of Directors.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and the further limitations set forth below, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company in accordance with the terms and conditions of the Plan, be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion as to any law of any jurisdiction, including federal securities laws or the “blue sky” laws of any state or jurisdiction, other than the Delaware General Corporation Law. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER

ALHADEFF & SITTERSON, P.A.